FOR IMMEDIATE RELEASE        For information contact:
                             Richard V. Cross, Executive Vice President-Finance
                             Tele:  (315) 424-0513, ext. 212

SYRACUSE, NEW YORK (March 20, 1997) - Alan Vituli, Chairman and CEO of Carrols Corporation, Burger King's largest franchisee, announced that the sole shareholder of Carrols Holdings Corporation, the parent company of Carrols, has entered into an agreement with Holdings, Madison Dearborn Capital
Partners and Carrols' senior management whereby Madison Dearborn will acquire shares of Holdings. Atlantic Restaurants, Inc., the present owner of Holdings, will sell approximately 33% of their shares in Holdings to Madison Dearborn. Madison Dearborn and Carrols' senior management will acquire approximately $32 million of newly issued shares of Holdings from Holdings. The Madison Dearborn Partners acquisition and the related transactions are subject to customary conditions to closing. The combination of Atlantic Restaurants, Inc.'s investment in the stock of Holdings made in April 1996, and Madison Dearborn Partners' and management's proposed investment will total more than $121 million. Madison Dearborn Partners and Atlantic Restaurants, Inc. will have equal ownership interest, each with approximately 44% of Holdings on a fully diluted basis. The balance will be held by management.

Madison Dearborn is a Chicago-based investment firm with assets under management in excess of $1.5 billion, which includes interests in a number of industries including retail. Madison Dearborn was founded in 1993. Atlantic Restaurants, Inc. is an affiliate of Dilmun Investments, Inc. with offices in Stamford, Connecticut. Dilmun has invested in excess of $600 million in U.S. companies, many of which are middle-market companies with strong brand value.

Vituli also stated that Carrols has entered into contracts to acquire 24 Burger King restaurants in the Greenville/Spartanburg, South Carolina area and Asheville, North Carolina. Upon completion of these acquisitions, Carrols will operate 262 Burger King restaurants.

In addition, the Company has entered into negotiations with a group of banks led by Texas Commerce Bank/Chase Securities and Heller Financial, Inc., to substantially increase the Company's available capital for future acquisitions according to Vituli.

Vituli stated that the hamburger segment of the fast food restaurant business is increasingly more the domain of well-organized and strongly financed companies who have the ability to attract and retain outstanding people while providing them with opportunity for upward mobility. Fiercer competition for customers, employees and good locations mandates levels of professionalism which may be beyond the business style of some operators within the industry.

Carrols announced pre-tax earnings of $6.3 million for 1996 on sales of $240.8 million, compared to pre-tax earnings of $5.1 million on sales of $226.3 million for 1995. Sales for the quarter ended December 31, 1996 were $63.2 million compared to $56.7 million for the same period in the prior year. Pre-tax earnings for the fourth quarter of 1996 were $2.5 million compared to $1.2 million for the prior year. Carrols' comparable store sales were up
 3.2% for the year and 6.5% for the fourth quarter over the same periods in 1995.